Exhibit 99.2

Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, VP - Investor Relations
Peter R. Culpepper, CFO	Bill Gordon, SVP - Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

March 11, 2010

PROVECTUS PHARMACEUTICALS CLOSES $7.5 MILLION PRIVATE PLACEMENT

KNOXVILLE, TN, March 11, 2010 -- Provectus Pharmaceuticals, Inc. (OTC BB: PVCT), a development-stage oncology and dermatology biopharmaceutical company, announced today that it has received gross proceeds of approximately $7.5 million in a private placement offering to institutional and accredited investors. In connection with the closing, the Company issued approximately 10.0 million shares of its convertible preferred stock and warrants to purchase approximately 5.0 million shares of its common stock at an exercise price of $1.00 per share. The Company expects to close on additional gross proceeds of approximately $450,000 on or before March 15.  The shares issued to the investors and the shares underlying the warrants have not been and will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not be deemed an offer to sell or a solicitation of an offer to buy any securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The Company intends to use the proceeds of the private placement for working capital purposes. Peter Culpepper, the Company’s CFO and COO said, “With the closing of this offering, Provectus has strengthened its operational activities and expanded its shareholder base to include new individual and institutional investors. We believe we have now raised enough capital to fully finance existing clinical trials through to completion, and do not anticipate the need for any further capital in order to bring our existing metastatic melanoma therapy to completion of clinical trials.  As our discussions with the FDA regarding an accelerated path continues, we wanted to make sure we are prepared to move ahead with our development activities if a Phase 3 study is needed.  We intend to continue to work with the FDA and other authorities to rapidly register our groundbreaking therapies, so that we can serve the many patients who need them.”

He continued, “Provectus also believes that it is well positioned to execute on its growth strategy by developing its oncology and dermatology therapies through clinical trials, strategic partnerships and licensing agreements.  We remain committed to further develop our dermatology therapies with an industry partner, and expect to continue to develop our other oncology indications.”

Maxim Group LLC served as the Company's exclusive placement agent for the transaction.

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About Provectus Pharmaceuticals, Inc. (www.pvct.com)
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its lead oncology agent, PV-10, is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic liver cancer. The Company has received orphan drug designation from the FDA for its melanoma indication. Its lead dermatological drug, PH-10, also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed enrollment in three of its Phase 2 trials -- PV-10 as a therapy for metastatic melanoma, and PH-10 as a topical treatment for atopic dermatitis and for psoriasis. It has also recently initiated a Phase 1 trial for PV-10 for liver cancer. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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